Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT to the Employment Agreement (this “Amended Employment Agreement”) is entered into effective as of the 1st day of June, 2017 by and between Liberty Tax, Inc., a Delaware corporation (the “Holding Company”), JTH Tax, Inc., a Delaware corporation (“JTH Tax”) and subsidiary of the Holding Company and Michael S. Piper (“Executive”). Liberty Tax, Inc., together with its subsidiaries (including JTH Tax), shall be referred to in this Agreement as the "Company."

WITNESSETH:

WHEREAS, the Executive is currently employed by the Company;

WHEREAS, the Company desires to continue to employ and secure the exclusive services of Executive on the terms and conditions set forth in this Amended Employment Agreement;

WHEREAS, the Executive and the Company are currently parties to an Employment Agreement dated July 31, 2015 (“Employment Agreement”), and both parties desire to amend the Employment Agreement as described herein.

Now, therefore, in consideration of the mutual covenants and agreement herein, the parties hereto agree as follows:

1.	Section 4(d)(i)(B) shall be deleted and replaced in its entirety with the following:

“(B) an amount equal to the Executive’s monthly Base Salary as of the day prior to the Date of Termination multiplied by twelve (12).”

2.	Section 4(d)(i)(D) shall be deleted and replaced in its entirety with the following:

“(D)    to the extent any incentive stock awards, such as stock options, stock appreciation rights, restricted stock, dividend equivalent rights, or any other form of incentive stock compensation granted Executive shall have not vested they shall immediately become fully (100%) vested and exercisable and shall be paid in accordance with their terms. If the Executive’s employment is terminated as a result of Executive’s Employment–Related Death or Disability, they shall immediately become (100%) vested and exercisable and shall be paid in accordance with their terms.”

3.	Section 4(d)(i)(E) shall be deleted and replaced in its entirety with the following:

“(E) continued coverage at the Company’s expense under the Company’s medical and dental arrangements with respect to Executive and any of his dependents who were covered under those Company plans on the day prior to the Date of Termination for a period of twelve (12) months following the Date of Termination; provided, however, that if Executive becomes reemployed with another employer and is eligible to receive comparable medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during the applicable period of eligibility provided that the costs of obtaining those medical and other welfare benefits is less than the cost of those benefits to Executive immediately prior to the Date of Termination, and provided further that continued participation shall not be allowed if the Company determines that the payment would be considered discriminatory under applicable law.”

Except as modified above, the terms of the Employment Agreement remain in full force and effect. This Amended Employment Agreement shall not be modified except in writing signed by the parties.

IN WITNESS WHEREOF, the Holding Company and JTH Tax have duly executed this Agreement by their authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.

JTH TAX, INC.

By:	/s/ John T. Hewitt
Its: President and Chief Executive Officer

LIBERTY TAX, INC.

By:	/s/ John T. Hewitt
Its:	President and Chief Executive Officer

EXECUTIVE:

/s/ Michael S. Piper